Exhibit 23


                         CONSENT OF INDEPENDENT AUDITORS




We consent to the incorporation by reference in this Annual Report (Form 10-K) of Moore Products Co. of our report dated February 2, 1996, included in the 1995 Annual Report to Shareholders of Moore Products Co.

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-82948) pertaining to the Incentive Stock Option and Non-Qualified Stock Option Plan of Moore Products Co. of our report dated February 2, 1996, with respect to the consolidated financial statements of Moore Products Co. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1995.




                                                     \S\Ernst & Young LLP


Philadelphia, Pennsylvania
March 26, 1996